410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement

For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO—(October 16, 2014)—The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.20 per share of the Company’s Common Stock and $0.15 per share of the Company’s Class B Stock.

The dividends declared today will be payable in the second quarter of fiscal 2015, on November 28, 2014, to stockholders of record at the close of business on November 14, 2014. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for each of the last eleven years.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural,

horticultural and specialty markets and the world’s largest manufacturer of cat litter.